EXHIBIT 4.3
ARTICLES OF INCORPORATION
I, the undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Professional Corporation Act (D.C. Code 1981 edition, Title 29 Chapter 6), adopt the following Articles of Incorporation:
FIRST: The name of the corporation is URS, P.C.
SECOND: The period of its duration is perpetual.
THIRD: The purposes for which the corporation are organized are:
1. To practice architecture, engineering, landscape architecture and interior design.
2. To engage in any lawful act or activity for which a professional corporation may be formed under the Professional Corporation Act of Washington, D.C.
FOURTH: The aggregate number of shares which the corporation is authorized to issue is one thousand (1,000). There is only one class of shares without par value.
FIFTH: There are no preferences, qualifications, limitations, restrictions or special or relative rights in respect to the shares.
SIXTH: The corporation will not commence business until at least one thousand (1,000) dollars as been received as initial capitalization.
SEVENTH: The provisions limiting or denying to shareholders the preemptive right to acquire additional shares of the corporation is the approval of the Board of Directors.
EIGHTH: There are no provisions for the regulation of the internal affairs of the corporation.
NINTH: The address of the initial registered office of the corporation is c/o C T Corporation System, 1025 Vermont Avenue, N.W., Washington, D.C. 20005 and the name of the initial registered agent as such address is C T CORPORATION SYSTEM.
TENTH: The number of directors constituting the initial registered office of the corporation is two (2) and the names and addresses, of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

Name	Address
Robert Hammell	1120 Connecticut Ave., Suite 100
Washington, DC 20036

David Peters	38 Chauncy
Boston, MA 02111
ELEVENTH: The names and addresses of the original Shareholders of the Corporation are:

Name	Address
Robert Hammell	1120 Connecticut Ave., Suite 100
Washington, DC 20036

David Peters	38 Chauncy
Boston, MA 02111
TWELFTH: All officers, directors, and shareholders shall be licensed professionals as defined by the Professional Corporation Act.
THIRTEENTH: The name and address of the incorporator is:

Name	Address
Dennis H. Sherman	One Commerce Park, Suite 350
23200 Chagrin Blvd.
Cleveland, Ohio 44122-5421

Date: December 4, 1995	/s/ Dennis H. Sherman

(Incorporator)
APPLICATION AND PETITION FOR REINSTATEMENT OF
ARTICLES OF INCORPORATION FOR PROFIT AND NON-PROFIT
CORPORATIONS
To: The Department of Consumer and Regulatory Affairs Washington, D.C. Pursuant to the Business Corporation Act, (D.C. Code, 2001 edition, Title 29, Chapters 1& 3, as amended), the undersigned corporation hereby petitions and applies for a Certificate of Reinstatement of a proclaimed domestic corporation and hereby certifies as follows:
FIRST: The name of the corporation at the time of publication of the proclamation was URS, P.C.
SECOND: The new name by which the corporation will hereafter be known is URS DISTRICT SERVICES, P.C.
THIRD: The Certificate of Incorporation was revoked on September 7, 1999 for failure and/or refusal to file any annual report for two consecutive years, next preceding June 30, 1999.
FOURTH: The address, including Street and number, if any, of the registered office in the District of Columbia is 1090 Vermont Ave NW, Washington, 20005 and the name of the registered agent at such address is Corporation Service Company.
FIFTH: This application and petition is accompanied by all delinquent reports together with requisite filing fees, plus interest hereon and penalties required by the Code of Laws of the District of Columbia.
Date: June 24, 2003
URS, P.C.
By: Its President
/s/ Thomas Rohrbaugh
Attest: Its Secretary
/s/ Carol Brummerstedt